Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)

National Healthcare Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Stock, $0.01 par value per share	457(r)	—	—	—	0.0001381	$0.00
Fees to be Paid	1	Equity	Preferred Stock, $0.01 par value per share	457(r)	—	—	—	0.0001381	—
Fees to be Paid	1	Debt	Debt Securities	457(r)	—	—	—	0.0001381	—
Fees to be Paid	1	Other	Stock Purchase Contracts	457(r)	—	—	—	0.0001381	—
Fees to be Paid	1	Other	Guarantees	457(r)	—	—	—	0.0001381	—
Fees to be Paid	1	Other	Depository Shares	457(r)	—	—	—	0.0001381	—
Fees to be Paid	1	Other	Warrants	457(r)	—	—	—	0.0001381	—
Fees to be Paid	1	Other	Units	457(r)	—	—	—	0.0001381	—
Fees Previously Paid
Carry Forward Securities
		Total Offering Amounts:					$0.00		$0.00
		Total Fees Previously Paid:							$0.00
		Total Fee Offsets:							$0.00
		Net Fee Due:							$0.00

1
National Healthcare Properties, Inc. (the “Registrant”) is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment and pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.